Exhibit 99.1

SLS International Acquires Evenstar Inc.
Sophisticated Digital Speaker Amplification Technology to
Reduce Manufacturing Costs by Up to 75%,
Speeding Up Mass Market Adoption

SPRINGFIELD, Mo., March 15 /PRNewswire-FirstCall/ -- SLS International Inc. (OTC Bulletin Board: SITI) today announced that it has acquired Evenstar, Inc., the owner of a patented digital amplification technology that provides cost savings in the manufacturing process of up to 75% below other designs while producing comparable quality designs to what is available on the market today. Evenstar, as a result of the acquisition, is now a wholly-owned subsidiary of SLS International.

The new digital amplification technology offers superior weight savings and effective cooling that exceed the latest technologies being produced by the industry leaders. The new SLS amplifiers can be produced at up to one tenth the size and weight of normal amplifiers on the market today. The design allows for the production of amplifiers from as little as a few watts to up to thousands of watts. As the power increases, cost savings actually grow, which is contrary to the products on the market today.

"This acquisition has the potential to make our unique, ultra-high fidelity ribbon driver loudspeakers and sound systems, which already were lower-priced and superior to other comparable speakers even more competitive," said John Gott, SLS International's Chief Executive Officer. "The Evenstar technology will allow us to produce multiple models of amplifiers to incorporate into our loudspeaker systems and sell as additions to any audio system. We believe that this technology will significantly reduce our production costs, further enhancing our competitive position and allowing us to penetrate the mass retail market even faster. Leading retailers such as RadioShack will now be able to offer high-quality speaker systems with amplifiers to their customers at even lower prices."

Evenstar Inc. has developed a highly sophisticated digital amplifier technology. One patent has been issued on the technology, a second patent has been granted and will be issued within 45 days, a third patent is in process and two additional claims will be filed within the next 180 days. Evenstar was founded in 1997 by Joel A. Butler.

In connection with the acquisition, Mr. Butler will head up a new SLS electronics division. He has an extensive background in electronics design including an EE Degree from The University of Kansas and MBA studies with a strong emphasis on Digital Signal Processing design. His past employment includes 4 years of Internship with Acoustical Design Group (WWW.ADGKC.COM), where he developed test procedures and analysis systems for the testing of the worlds leading audio products prior to specification by the staff of sound system and acoustical consultants of the firm. He was also a Senior Project Engineer with The Goodrich Corp. in its aerospace division, where he was responsible for developing precision test equipment for military and commercial avionics utilizing advanced digital signal processing. He has extensive experience in the development of Global Positioning Systems, Military IFF systems and digital communications systems.

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"We are excited to have Joel join our team," continued Mr. Gott. "We are already in the preliminary design phase of electronics and amplifiers that would be used in conjunction with the proposed products to be marketed through RadioShack and we expect to have many new innovative technologies developed in the coming years. Several other revolutionary audio products including new digital and wireless technologies have been conceived by Joel and we will be working on these patent applications in the near future. We expect our electronics division to break as many molds in the industry as our Ribbon Driver Technology has recently."

About SLS International, Inc.:
Based in Springfield, Mo., SLS International, Inc. is a 28-year-old manufacturer and developer of new patent-pending ultra-high fidelity ribbon driver loudspeakers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20 to 30 percent less the distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high profile venues such as NBC/MSNBC's 2002 Olympics studios in Salt Lake City -- NBC is a wholly owned subsidiary of General Electric; MSNBC is jointly owned by GE and Microsoft Corporation -- the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth. For more information, visit WWW.SLSLOUDSPEAKERS.COM.

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.